EXHIBIT 10.1

FIRST AMENDMENT

TO THE

ABITIBIBOWATER 2010 DC SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

WHEREAS, Resolute Forest Products Inc. (formerly named AbitibiBowater Inc.) (the “Company”) adopted and established the AbitibiBowater 2010 DC Supplemental Executive Retirement Plan (the “Plan”) effective December 9, 2010, as may be amended from time to time;

WHEREAS, Section 10.1 of the Plan reserves to the Plan Administrator of the Plan the right to terminate the Plan at any time and from time to time, and the discretion to accelerate distribution of the accounts of participants;

WHEREAS, Section 2.24 of the Plan provides that the Plan Administrator of the Plan is the Human Resources and Compensation/Nominating and Governance Committee until such authority has been delegated; and

WHEREAS, pursuant to the Human Resources and Compensation/Nominating and Governance Charter, the Plan Administrator recommended to the Company’s Board of Directors that the Plan be terminated and liquidated in accordance with US Internal Revenue Code Section 409A, and the Board of Directors approved the termination and liquidation of the Plan.

NOW THEREFORE, BE IT RESOLVED, that effective as of December 31, 2011, the Plan is hereby amended by adding a new subsection (c) to Section 1.1 of the Plan to read as follows:

“(c)

Notwithstanding anything in the Plan to the contrary, the provisions of this subsection will govern.    Effective December 31, 2011, the Plan is terminated.    No otherwise eligible Employee will become a Participant in the Plan as of January 1, 2012 or later.    For any individual who is a Participant on December 31, 2011, no further contributions shall be credited to his Account on or after January 1, 2012 pursuant to Article 4, but he shall continue to have the right to receive Interest or direct investment of any amounts credited to his Account pursuant to Article 5, as the case may be.  However, for Canadian Participants who are not subject to Code Section 409A, distribution of their Accounts shall be made between January 1, 2012 and March 31, 2012 (inclusive) and Interest shall be credited on the value of the Account as of the date of distribution at the 1-year Canadian Deposit Offered Rate (CDOR) as of the date of the termination of the Plan.

For Canadian Participants who are subject to Code Section 409A and U.S. Participants, (a) Interest shall be credited on the value of a Canadian Participant’s Account as of October 31, 2012 at a rate equal to the 1-year Canadian Deposit Offered Rate (CDOR) as of the date of the termination of the Plan and (b) the right to direct investment of any amounts credited to a U.S. Participant’s Account shall cease as of October 30, 2012 and as of October 31, 2012, the amount credited to a Participant’s Account shall be fixed.  No later than December 31, 2012, the Participant will receive a single lump sum distribution of an amount equal to his Account balance determined as of October 31, 2012.  This subsection shall be interpreted and administered consistent with the regulations promulgated by the Department of the Treasury under Code Section 409A.”

*        *        *

IN WITNESS WHEREOF, the undersigned officer of Resolute Forest Products Inc. has executed this document pursuant to the authority granted to him by the Board of Directors of Resolute Forest Products Inc. by resolution adopted October 25, 2011.

Resolute Forest Products Inc.

By:	/s/ Pierre Laberge
Pierre Laberge
Its:	Senior Vice President, Human Resources

2